Exhibit 10.9

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”), made this 5th day of October, 2004, by and between Covanta Projects, Inc., a Delaware corporation (the “Employer”), Covanta Energy Corporation, a Delaware corporation (the “Company”) and Seth Myones, an individual (the “Executive”).

Background

     The Company is a Delaware corporation engaged in the business of owning and operating waste-to-energy facilities and independent power generation facilities. Executive has previously been employed by the Company in various capacities, and is currently serving as the Senior Vice President, Business Management of the Company. The Company wishes to continue the employment of Executive as the Company’s Senior Vice President, Business Management and Executive wishes to continue to be employed by the Company as the Company’s Senior Vice President, Business Management on the terms and conditions set forth in this Agreement.

     Executive acknowledges and understands that, during the course of his employment by the Company, Executive has become, and will continue to become, familiar with (as the case may be) certain confidential information of the Company, Employer and Danielson Holding Corporation (“Parent Company”) and their respective subsidiaries and affiliates (collectively, the “DHC Group”) which is exceptionally valuable to the DHC Group and vital to the success of the DHC Group’s business. The Parent Company, the Company and Executive desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of any member of the DHC Group.

Agreement

     NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

     1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the context otherwise requires:

          “Annual Bonus” shall have the meaning specified in Section 4.2 hereof.

          “Average Bonus” shall mean the average Annual Bonus received by Executive during the two (2) full Employment Years preceding the date of termination.

          “Base Compensation” shall mean the sum of Executive’s Base Salary plus Executive’s Target Bonus for the applicable Employment Year.

          “Base Salary” shall mean the annual rate of compensation set forth in Section 4.1, as such amount may be adjusted from time to time.

          “Board” shall mean the Board of Directors of the Parent Company.

          “Business” shall have the meaning specified in Section 8.1 hereof.

          “Cause” shall mean that Executive has:

               (a) been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

               (b) committed an act of personal dishonesty or fraud involving personal profit in connection with Executive’s employment by the Company; or

               (c) committed a material breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Sections 8.1, 8.2, 8.3 or 8.4 hereof; or

               (d) committed an act which the Board of Directors of the Company has found to have involved willful misconduct or gross negligence on the part of Executive; or

               (e) failed or refused to substantially perform the lawful duties of his employment in any material respect; or

               (f) failed to comply with the lawful written rules and policies of the Company in any material respect;

provided, however, that no termination under clause (c), (d), (e) or (f) above shall be effective unless Executive shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice Executive shall have failed to cure such alleged behavior constituting “cause”; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.

          “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

               (a) any “Person” (as defined herein), other than a holder of at least 10% of the outstanding voting power of the Parent Company as of the date of this Agreement, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of either the Company or the Parent Company entitled to vote in the election of directors of either the Company or the Parent Company. For purposes of this definition, the term “Person” is used as such term is used Sections 13(d) and 14(d) of the Exchange Act;

               (b) the individuals who are “Continuing Directors” (as hereinafter defined) of the Parent Company cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

               (c) the stockholders of the Company or the Parent Company adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Company or the Parent Company;

               (d) the Company or the Parent Company is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company or the Parent Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company or the Parent Company, as the case may be) and the stockholders of the Company or the Parent Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company or the Parent Company (or similar transaction) shall not constitute a Change in Control; or

               (e) there is a Change in Control of the Company or the Parent Company of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company or the Parent Company, as the case may be, is then subject to such reporting requirements;

provided, however, that for purposes of this Agreement a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is or are a holder of at least 10% of the outstanding Voting Power of the Parent Company as of the date of this Agreement.

          “Common Stock” shall have the meaning specified in Section 4.5 hereof.

          “Company” shall have the meaning specified in the Background Section hereof.

          “Compensation Committee” shall have the meaning specified in Section 2.1 hereof.

          “Confidential Information” shall have the meaning specified in Section 8.4 hereof.

          “Covanta 2004 Cash Bonus Plan” shall have the meaning specified in Section 4.2 hereof.

          “Customer” shall have the meaning specified in Section 8.3 hereof.

          “DHC Group” shall have the meaning specified in the Background Section hereof.

          “Disability” shall mean Executive’s inability, for a period of six (6) consecutive months, or a cumulative period of one hundred thirty (130) business days out of a period of twelve (12) consecutive months, to perform the essential duties of Executive’s position, even taking into account any reasonable accommodation required by law, due to a mental or physical impairment. The determination of whether Executive is suffering from a Disability shall be made by three (3) independent physicians, one chosen by a representative of Executive, one chosen by the Company and one chosen by the physicians chosen by Executive and the Company.

          “Employees’ Plan” shall have the meaning specified in Section 4.5 hereof.

          “Employer” shall have the meaning specified in the introductory paragraph of this Agreement.

          “Employment Year” shall mean each twelve-month period commencing on January 1st of each applicable year, or part thereof, as the case may be, during which Executive was or is employed by the Company pursuant to this Agreement or prior to this Agreement.

          “Good Reason” shall mean the resignation of Executive from employment with the Company following the occurrence of one or more of the events set forth in clauses (a) through (f) below without the prior written consent of Executive, provided that, in connection with any event or events specified in clauses (a) through (e) below, (i) Executive delivers written notice to the Company of his intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (ii) such event or events are not cured by the Company within fifteen (15) days (or such longer reasonable period of time as is necessary to cure such event so long as the Company is diligently pursuing such cure) following delivery of such written notice:

               (a) any reduction in Executive’s annual rate of Base Compensation other than a reduction in connection with a Board-approved redesign of the then current salary or bonus structure that affects all senior-level executives of the Company similarly;

               (b) any reduction in Executive’s annual rate of Base Compensation that exceeds ten percent (10%) of Executive’s highest annual Base Compensation for any Employment Year (measuring a change in the Target Bonus by the change in the dollar amount equivalent represented by the Target Bonus and not by amounts actually paid);

               (c) any removal by the Company of Executive from his position indicated in Section 2.1 or the assignment to Executive of duties and responsibilities materially inconsistent and adverse with the duties indicated in Section 2.1, except in connection with (i) the reclassification or restructuring of Executive’s position on the Company’s senior management team in connection with the expansion or modification of the Company’s business, or (ii) the termination of Executive’s employment for Cause or Disability;

               (d) a relocation of Executive’s principal business location to a location that is fifty (50) miles or more from the Company’s current principal business office located at 40 Lane Road, Fairfield, New Jersey;

               (e) the Employer’s or the Company’s failure to comply with any of the material terms of this Agreement; or

               (f) the occurrence of a Change of Control pursuant to which the Company or any successor company, as the case may be, does not agree, as of the date of such Change of Control, to assume this Agreement if the remainder of the Term of Employment is at least three (3) years or to renew this Agreement with Executive for at least three (3) years.

          “Options” shall have the meaning specified in Section 4.5 hereof.

          “Parent Company” have the meaning specified in the Background Section hereof.

          “Performance Vesting Restricted Stock” shall have the meaning specified in Section 4.6(b) hereof.

          “Post-Employment Period” shall have the following meaning:

               (a) if Executive’s employment is terminated during the initial twenty-four (24) months of the Term of Employment, then the Post-Employment Period shall be twenty-four (24) months; or

               (b) if Executive’s employment is terminated during the final thirty-six (36) months of the Term of Employment, then the Post-Employment Period shall be eighteen (18) months.

          “Pro Rata Bonus” shall mean an amount equal to the product of the following: (i) the quotient obtained by dividing (x) the number of full calendar months Executive has been employed by the Company for the then current Employment Year, by (y) twelve (12); and (ii) that amount of the Annual Bonus that Executive would have been entitled to receive had he remained employed by the Company for the entire applicable Employment Year.

          “Proceeding” shall have the meaning specified in Section 10.1 hereof.

          “Restricted Period” shall have the following meaning:

               (a) if Executive’s employment is terminated for any reason prior to the expiration of the Term of Employment, the term shall mean the period commencing on the date hereof and continuing for a period of time after the termination of employment with the Company for any reason equal to the Post-Employment Period, and with respect to Section 8.1 hereof only, less three (3) months;

               (b) if Executive’s employment is continued after the expiration of this Agreement on an at-will basis as provided in Section 3 hereof, the term shall mean the period commencing on the date of expiration of this Agreement and continuing only during the period of Executive’s at-will employment by the Company, and not thereafter.

          “Restricted Stock” shall have the meaning specified in Section 4.6 hereof.

          “Subsidiary” shall mean any corporation in which the Company owns directly or indirectly fifty percent (50%) or more of the Voting Stock or fifty percent (50%) or more of the equity; or any other venture in which it owns either fifty percent (50%) or more of the voting rights or fifty percent (50%) or more of the equity.

          “Target Bonus” shall have the meaning specified in Section 4.2 hereof.

          “Term of Employment” shall have the meaning specified in Section 3 hereof.

          “Time Vesting Restricted Stock” shall have the meaning specified in Section 4.6(a) hereof.

          “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

          “Without Cause” shall mean the termination by the Company of Executive’s employment for any reason other than as a result of Cause; provided, however, that to the extent requested by the Company, Executive shall remain in the active employment of the Company until the date of termination specified by the Company; provided, further, that such date of termination shall be no later than sixty (60) days after the delivery by the Company of written notice of termination to Executive.

     2. Employment and Duties.

          2.1 Employment. The Company hereby employs Executive and Executive hereby accepts appointment or election as Senior Vice President, Business Management of the Company. Executive shall be responsible for all lawful duties and entitled to all authority customarily assigned to the position of Senior Vice President, Business Management, as well as those lawful duties specified by the Chief Executive Officer or such other senior officer or officers of the Company as designated by the Board. Executive shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, under the supervision of and in accordance with the lawful policies set by the Chief Executive Officer or such other senior officer or officers of the Company as designated by the Board. So long as Executive shall remain an employee of the Company, Executive’s entire working time, energy, skill and best efforts shall be devoted to the performance of Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company; provided, however, that Executive may serve on up to three (3) corporate, civic and charitable boards with the consent of the compensation committee of the Parent Company, which serves as the Company’s compensation committee (such committee, the “Compensation Committee”), and deliver lectures, fulfill speaking engagements or teach at educational institutions; provided, further, that such service does not conflict with or detract from the performance of his duties. Nothing in this Section 2.1 shall be deemed to limit Executive’s management of his personal passive investments.

          2.2 Location. The Company’s current business office located at 40 Lane Road, Fairfield, New Jersey shall be Executive’s primary office; provided, however, that Executive acknowledges and agrees that Executive may be required, in connection with the performance of his duties to the Company hereunder, to work from time to time at other locations reasonably and customarily required in connection with the business of the Company.

     3. Term. Executive shall be employed by the Company for the period commencing on the date hereof and ending on October 5, 2009, unless sooner terminated as hereinafter provided (the “Term of Employment”). Upon expiration of the Term of Employment, unless Executive’s employment is sooner terminated as provided herein, Executive’s employment shall be automatically renewed on an at-will basis and, except as specifically provided herein, this Agreement and each of the parties’ respective obligations hereunder shall terminate.

     4. Compensation and Benefits.

          4.1 Base Salary. For all of the services rendered by Executive to the Company, Executive shall receive a base salary at the gross annual rate (without regard to authorized or legally required deductions and withholdings) of Two Hundred Seven Thousand Nine Hundred Dollars ($207,900) (as adjusted from time to time, the “Base Salary”), payable in installments in accordance with the Company’s regular payroll practices in effect from time to time.

          4.2 Annual Bonus. In addition to the Base Salary, Executive shall be eligible to receive an annual cash bonus from the Company (the “Annual Bonus”). For calendar year 2004, the Annual Bonus payable to Executive shall be based on the Company’s 2004 Cash Bonus Plan dated April 15, 2004 and approved by the Board (the “Covanta 2004 Cash Bonus Plan”). Thereafter, the Annual Bonus payable to Executive shall be based on the annual cash bonus program approved by the Board or the Compensation Committee thereof; provided, however, that Executive’s annual target bonus shall continue to be at least forty-five percent (45%) of Executive’s Base Salary (the “Target Bonus”) for each subsequent Employment Year unless Executive receives written notice from the Board or the Compensation Committee thereof no later than March 1st of any applicable Employment Year that the Board or the Compensation

Committee thereof has decided to reduce the Target Bonus.

          4.3 Review of Base Compensation. The Base Compensation shall be reviewed annually by the Board or the Compensation Committee thereof and, unless otherwise set forth herein, may be increased or decreased as the Board or the Compensation Committee thereof shall determine from time to time.

          4.4 Incentive Compensation Programs. In addition to the foregoing provisions of this Section 4, Executive shall be eligible to participate in other applicable Company incentive compensation plans and programs (including, without limitation, any cash bonus, equity incentive, restricted stock and stock option plans and programs) on the same terms as apply generally to the Company’s other senior-level executives from time to time.

          4.5 Issuance of Options to Purchase Parent Company Common Stock. Upon approval of the 2004 Danielson Holding Corporation Equity Award Plan for Employees and Officers (the “Employees’ Plan”) by the stockholders of the Parent Company, the Parent Company shall grant to Executive options (the “Options”) to purchase an aggregate of 65,000 shares of common stock, par value $0.10 per share of Parent Company (“Common Stock”) at an exercise price equal to the fair market value per share of the Common Stock (such fair market value being the average of the high and low price on the trading date immediately prior to the date of the grant on the American Stock Exchange). The Options shall be restricted and non-transferable, as set forth in the Stock Option Agreement, in the form attached hereto as Exhibit A, and shall vest in accordance with the schedule set forth below. The term of the Options shall be for a period of ten (10) years following the date of the grant of the Options hereunder, and the Options shall be subject to such other terms and conditions not inconsistent with the terms of this Agreement as are set forth in the Stock Option Agreement to be executed by the Parent Company and Executive and as determined by the Compensation Committee. To the extent permitted by applicable law, the Options shall be incentive stock options in each year and, with respect to any Options that are vested, shall be exercisable for the applicable periods set forth in the Stock Option Agreement. Executive shall not be entitled to any rights with respect to the Common Stock underlying the Options, including the right to vote or receive dividends or distributions with respect to any of the Common Stock underlying the Options, until such Options (or any portion thereof) have been exercised. To the extent that Executive is employed by the Company as of each of the respective dates set forth below and in recognition of Executive’s employment by the Company prior to the execution of this Agreement, the Options shall vest as follows:

               (a) 21,666 Options as of the close of business on February 28, 2006;

               (b) 21,667 Options as of the close of business on February 28, 2007; and

               (c) 21,667 Options as of the close of business on February 28, 2008.

          4.6 Grant of Restricted Stock of Parent Company. Pursuant to the Parent Company’s Long-Term Incentive Plan, adopted by the Board on July 19, 2004, the Parent

Company shall grant to Executive such number of shares of Common Stock (the “Restricted Stock”) as is determined by dividing One Hundred Ten Thousand Dollars ($110,000) by the fair market value per share of the Common Stock as of the date of this Agreement (such fair market value per share being the average of the high and low price on the trading date immediately prior to the date of the grant on the American Stock Exchange) and upon approval of the Employees’ Plan by the stockholders of the Parent Company. The Restricted Stock shall be restricted and non-transferable, as set forth in the Restricted Stock Agreement, in the form attached hereto as Exhibit B, and shall vest in accordance with the schedule set forth below. Executive shall be entitled only to such rights with respect to the Restricted Stock, such as the right to vote or receive dividends or distributions with respect to any shares of the Restricted Stock, as are set forth in the Restricted Stock Agreement. The restrictions upon the Restricted Stock shall lapse and Executive shall acquire “ownership” of the Restricted Stock in accordance with the following schedule:

               (a) Restricted Stock Time Vesting. One-half of the shares of Restricted Stock awarded hereunder, consisting of 7,587 shares (the “Time Vesting Restricted Stock”), shall vest as of the dates and in the amounts set forth below provided that Executive is employed on such date by the Company or its Affiliates or Subsidiaries:

               (i) 2,529 shares and representing one-third of the Time Vesting Restricted Stock, shall vest on February 28, 2005;

               (ii) 2,529 shares and representing one-third of the Time Vesting Restricted Stock, shall vest on February 28, 2006; and

               (iii) 2,529 shares and representing one-third of the Time Vesting Restricted Stock, shall vest on February 28, 2007.

               (b) Restricted Share Performance Vesting. One-half of the shares of Restricted Stock awarded hereunder, consisting of 7,586 shares (the “Performance Vesting Restricted Stock”), shall vest as of the dates and in the amounts set forth below:

               (i) First Tranche Amount. The “First Tranche Amount” consisting of 2,528 shares and representing one-third of the Performance Vesting Restricted Stock, shall vest on February 28, 2005, pursuant to the satisfaction of performance based metric of operating cash flow of the Company as set forth in the Covanta 2004 Cash Bonus Plan.

               (ii) Second Tranche Amount. The “Second Tranche Amount” consisting of 2,529 shares and representing one-third of the Performance Vesting Restricted Stock, shall vest on February 28, 2006, pursuant to the satisfaction of the applicable performance criteria and schedule determined by the Board or the Compensation Committee thereof; provided, however, that if the Board or the Compensation Committee thereof does not establish new criteria, then the performance criteria and schedule for awarding bonuses under the Company’s 2005 Cash Bonus Plan shall apply; and

               (iii) Third Tranche Amount. The “Third Tranche Amount” consisting of 2,529 shares and representing one-third of the Performance Vesting Restricted Stock, shall vest on February 28, 2007, pursuant to the satisfaction of the applicable performance criteria and schedule determined by the Board or the Compensation Committee thereof; provided, however, that if the Board or the Compensation Committee thereof does not establish new criteria, then the performance criteria and schedule for awarding bonuses under the Company’s 2006 Cash Bonus Plan shall apply.

          4.7 Acceleration of Option and Restricted Stock Vesting. Notwithstanding anything to the contrary in the Stock Option Agreement or the Restricted Stock Agreement, in the event of either (i) a Change in Control prior to the termination or expiration of this Agreement pursuant to which the Company or any successor company does not agree, as of the date of such Change in Control, to assume this Agreement if the remainder of the Term of Employment is at least three (3) years or to renew this Agreement with Executive for at least three (3) years, or (ii) the Company or the Parent Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement, then effective coincident with the consummation of such Change in Control or Rule 13e-3 transaction, all unvested options, shares of restricted stock or other equity awards (including, without limitation, all unvested Options and shares of Restricted Stock) then held by Executive shall immediately vest and be exercisable by Executive notwithstanding the vesting schedules set forth in Sections 4.5 and 4.6 hereof or in any applicable award grant agreement; provided, however, that notwithstanding the foregoing, in connection with the consummation of such Change in Control or Rule 13e-3 transaction, all such unvested options, shares of restricted stock or other equity awards (including, without limitation, all unvested Options and shares of Restricted Stock) then held by Executive shall be deemed to vest and become exercisable at such time in order to permit Executive to participate in such transaction.

          4.8 Restrictions upon Transfer of Options and Restricted Stock. Executive shall not sell, transfer, exchange, convey, pledge or otherwise encumber, whether voluntarily or involuntarily, any of the Options or Restricted Stock, except as specifically permitted by this Agreement, the Stock Option Agreement or the Restricted Stock Agreement.

          4.9 Equitable Adjustment of Options and Restricted Stock. In the event of any subdivision, consolidation or exchange of Common Stock, whether through merger, consolidation, stock exchange, reorganization, recapitalization, stock split, reverse stock split, stock distribution or combination of stock or the payment of a stock dividend by the Parent Company, then the number of shares of Restricted Stock and the number of shares of Common Stock issuable upon exercise of the Options and the exercise price with respect thereto shall be equitably adjusted to reflect the effect of any such subdivision, consolidation or exchange of Common Stock, whether through merger, consolidation, stock exchange, reorganization, recapitalization, stock split, reverse stock split, stock distribution or combination of stock or the payment of a stock dividend.

          4.10 Return and/or Forfeiture of Performance-Based Payments or Awards. Notwithstanding any other provision in this Agreement or in the Stock Option Agreement or Restricted Stock Agreement, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002 or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of the Company or the Parent Company trade, from time to time, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company or the Parent Company, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements. This Section 4.10 shall survive any expiration or termination of this Agreement for any reason.

     5. Employee Benefits. As an inducement to Executive to continue employment hereunder, and in consideration of Executive’s covenants under this Agreement, Executive shall be entitled to the benefits set forth below for so long as Executive’s employment with the Company continues:

          5.1 the Company will reimburse Executive for all reasonable and necessary out-of-pocket expenses for travel, lodging, meals, entertainment or any other similar expenses incurred by Executive in connection with the performance of Executive’s duties hereunder upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

          5.2 Executive will be eligible to participate in applicable Company benefit plans, programs and arrangements (including, without limitation, pension, profit sharing, 401(k) plans, and medical and life insurance programs) on the same terms as apply generally to other senior-level executives of the Company from time to time.

          5.3 Executive shall be entitled to vacation in accordance with the Company’s generally applicable policies relating to vacations.

     6. Termination.

          6.1 Termination for Any Reason. If, during the Term of Employment, Executive’s employment terminates for any reason, Executive (or his estate in the event of Executive’s death) shall be entitled to receive a lump sum cash payment equal to the sum of the following: (i) accrued but unpaid Base Salary, if any, accrued up to and including the date Executive’s employment was terminated, (ii) any Annual Bonus, if any, earned but unpaid for any year preceding the then current Employment Year, (iii) unreimbursed business expenses, and (iv) the cash equivalent of any vested benefits as of the date of such termination under any benefit plans maintained, or contributed to, by the Company, or any disability benefits program sponsored by the Company, to the extent permitted by, and in accordance with, the terms and conditions of each such plan or program, and any benefit required by COBRA.

          6.2 Termination Without Cause, For Good Reason, Death or Disability. In addition to the provisions of Section 6.1, above, if, during the Term of Employment, Executive’s employment is terminated by the Company Without Cause, by Executive for Good Reason or as a result of Executive’s death or Disability, Executive (or his estate in the event of Executive’s death) shall be entitled to the following: (i) an amount equal to the product of (x) Executive’s then current annual Base Salary plus Executive’s Average Bonus, and (y) the number of years in the Post-Employment Period, to be paid to Executive as provided in Section 6.3 hereof; (ii) an amount equal to the Pro Rata Bonus, to be paid to Executive at the time that cash bonuses are paid to other senior-level executives of the Company for such Employment Year; and (iii) the continuation of medical, dental and life insurance coverage (at the rates and on the coverage terms available to other senior-level executives) for the duration of the Post-Employment Period.

          6.3 Terms of Payments. The amounts due to Executive pursuant to Section 6.2(i) hereof shall be paid by the Company as follows:

               (a) fifty percent (50%) of the aggregate amount due to Executive shall be paid to Executive on the effective date of termination of Executive’s employment with the Company; and

               (b) fifty percent (50%) of the aggregate amount due to Executive shall be paid pro rata on a monthly basis to Executive over the duration of the Post-Employment Period;

provided, however, that all payments and continuation of benefits provided to Executive pursuant to this Section 6 shall be contingent upon Executive’s execution and delivery of a general release and waiver, substantially in the form provided on Exhibit C attached hereto; and provided, further, that notwithstanding any of the foregoing terms, in the event, and at the moment, that Executive violates any of his duties or obligations set forth in Sections 8.1, 8.2, 8.3 or 8.4 of this Agreement that continue after the termination of his employment, the terms of Sections 6.2(ii), 6.2(iii) and 6.3(b) will be of no force or effect and the Company’s obligations under those subsections to make severance payments or provide continued employee benefits will immediately cease.

          6.4 Treatment of Options and Restricted Stock. Upon termination of Executive’s employment with the Company pursuant to Section 6.2 hereof, Executive shall forfeit all rights and interests to any unvested options, unvested shares of restricted stock or other unvested equity awards (including, without limitation, all unvested Options and shares of Restricted Stock), then held by Executive, except for any options, shares of restricted stock, or other awards that would otherwise vest within three (3) months of the date of termination.

          6.5 Outplacement Services. Upon the termination of Executive’s employment with the Company for any reason, the Company shall provide Executive with outplacement services customary for senior executives and consistent with the Company’s past practice in an amount not to exceed Thirty Thousand Dollars ($30,000).

     7. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including, without limitation, data processing reports, computer programs, software, Customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to Executive by the Company are and shall remain the sole property of the Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If the Company requests the return of such materials (whether or not containing confidential information) at any time during or at or after the termination of Executive’s employment, Executive shall promptly deliver such materials and all copies of such materials to the Company.

     8. Noncompetition; Nonsolicitation; Confidential Information, etc. Executive hereby acknowledges that, during and solely as a result of Executive’s employment by the Company, Executive has received and will continue to receive special training and education with respect to the operations of the Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of such special and unique opportunities afforded by the Company to Executive as a result of Executive’s employment, Executive hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company and the Parent Company in connection with the Company entering into this Agreement. Executive acknowledges and agrees that each of the individual provisions of this Section 8 constitutes a separate and distinct obligation of Executive to the Company and the Parent Company, individually enforceable against Executive.

          8.1 Covenant Not to Compete. During the Restricted Period, Executive shall not, without the consent of the Board, in any form or any manner, directly or indirectly, on Executive’s own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Exchange Act, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation or other entity) or provide services to any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of the Parent Company, the Company or any of their respective subsidiaries within the United States and any foreign country in which the Parent Company, the Company or any of their respective subsidiaries conducts any aspect of the Business during the term of this Agreement. For purposes of this Agreement, the term “Business” shall mean the ownership and operation of waste-to-energy and independent power generation projects. Notwithstanding the foregoing, after termination of Executive’s employment for any reason, Executive shall be permitted to work for any business that owns and operates independent power generation projects so long as such business, as determined in the good faith judgment of the Board, does not compete with the Parent Company, the Company or any of their respective subsidiaries.

          8.2 Covenant Not to Solicit Employees. During the Restricted Period or for a period of six (6) months following the expiration of this Agreement, Executive agrees and covenants that he shall not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the DHC Group (whether for Executive’s own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employee of the DHC Group to work for Executive, any affiliate of Executive or any competitor of the DHC Group, nor shall Executive otherwise attempt to interfere (to the Parent Company’s or the Company’s detriment) in the relationship between the Parent Company, the Company or any of their respective subsidiaries and any such employees.

          8.3 Covenant Not to Solicit Customers. During the Restricted Period or for a period of eighteen (18) months following the expiration of this Agreement, Executive agrees and covenants that he shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the DHC Group for the purpose of competing with the Business. For purposes of this Agreement, the term “Customer” shall mean and refer to each person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the DHC Group to deliver waste, receive services or purchase energy during the period of Executive’s employment hereunder.

          8.4 Covenant of Confidentiality. At any time during the term of Executive’s employment with the Company (pursuant to this Agreement or otherwise), and for a period of five (5) years after the termination of Executive’s employment with the Company for any reason, Executive shall not, except in furtherance of the Business of the DHC Group or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Executive’s employment hereunder), or utilize for Executive’s personal benefit or for the benefit of any competitor of the DHC Group any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of any member of the DHC Group or which are licensed by any member of the DHC Group, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the DHC Group, and any information regarding the contracts, marketing and sales plans, which is not generally known to the public through legitimate origins of the DHC Group. The Parent Company and the Company and Executive acknowledge and agree that such Confidential Information is extremely valuable to the Parent Company and the Company and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Executive or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that Executive has provided to the Parent Company and the Company reasonable prior notice of such request and the Parent Company or the Company has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement, but Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

          8.5 Return of Property. Upon termination of this Agreement for any reason,

Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Company’s Customers, marketing strategies, products or processes which contain any Confidential Information.

          8.6 Assignment of Inventions. Any and all writings, inventions, improvements, processes, procedures and/or techniques now or hereafter acquired, made, conceived, discovered or developed by Executive, either solely or jointly with any other person or persons, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures, techniques, or any other material of a proprietary nature, including, without limitation, any ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or other intellectual property whether or not patentable or copyrightable and specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (collectively, “Inventions”), made, conceived or first reduced to practice by Executive solely or jointly with others while employed by the Company or its affiliates and which relate to or result from the actual or anticipated business, work, research or investigation of the Company or any of its affiliates or which are suggested by or result from any task assigned to or performed by Executive for the Company or any of its affiliates; and Executive shall do everything necessary or desirable to vest the absolute title thereto in the Company. Executive shall write and prepare all descriptions, specifications and procedures regarding the Inventions as may be required by the Company to protect the Company’s rights in and to the Inventions, and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive will, at the Company’s request, execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Company. The Company’s rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination Executive’s employment. Executive agrees to lend such assistance as he may be able, at the Company’s request without charge in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Company to be reasonably necessary. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

          8.7 Equitable Remedies. In the event that Executive breaches any of the terms or conditions set forth in this Section 8, Executive stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Parent Company and/or the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Parent Company and/or the Company shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and such further relief as the court may deem just and proper. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party.

          8.8 Continuing Obligation. Upon termination of this Agreement for any reason during the Term of Employment, or upon expiration of this Agreement pursuant to Section 3 hereof, the obligations, duties and liabilities of Executive pursuant to Sections 4.10, 8.1, 8.2, 8.3, 8.4, 8.5 and 8.9 of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event Executive breaches any of the terms contained in Sections 8.1, 8.2, 8.3 and 8.4 of this Agreement, the obligation of the Company to pay any Base Salary or Annual Bonus under this Agreement (or pursuant to any severance payment set forth in Section 6 of this Agreement) shall terminate as of the date of such breach by Executive.

          8.9 Post-Termination Violations of this Agreement. In the event, and at the moment, that Executive violates any of his duties or obligations set forth in (i) Sections 8.1, 8.2, 8.3 or 8.4 of this Agreement that continue after any termination that occurs during the Term of Employment for any reason, or (ii) Sections 8.2, 8.3 or 8.4 of this Agreement that continue after any termination that occurs after the expiration of the Term of Employment, and notwithstanding any other provision in this Agreement, the Stock Option Agreement or the Restricted Stock Agreement to the contrary, (x) Executive shall immediately forfeit any right to exercise any unexercised Options that previously vested pursuant to the terms of this Agreement or the Stock Option Agreement, and (y) any unvested options, shares of restricted stock or other equity awards (including any unvested Options or shares of Restricted Stock) will immediately be cancelled and forfeited.

     9. Prior Agreements; Conflicts of Interest. Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership, company or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, company or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, Executive shall indemnify the Parent Company and the Company from and against any and all manner of expenses and liabilities incurred by the Parent Company, the Company or any of their affiliates in connection with such violation or interference or alleged violation or interference.

     10. Indemnification.

          10.1 The Company shall indemnify Executive to the fullest extent provided by applicable law against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with any proceeding brought against Executive related to Executive’s employment with the Company (each, a “Proceeding”).

          10.2 The Company shall advance to Executive all reasonable costs and expenses incurred in connection with any Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if ultimately it shall be determined that he is not entitled to be indemnified against such costs and expenses.

          10.3 Executive shall be entitled to indemnification under this Section 10 if Executive meets the standard of conduct specified under applicable law unless non-entitlement is determined by a court of competent jurisdiction. If Executive in fact meets the applicable standard of conduct, he shall be entitled to such indemnification whether or not the Company (whether by the Board, the stockholders, independent legal counsel or other party) determines that indemnification is proper because he has met such applicable standard of conduct. Neither the failure of the Company to have made such a determination nor a determination by the Company that Executive has not met such applicable standard of conduct, shall create a presumption in any litigation, arbitration or other proceeding commenced against Executive that Executive has not met the applicable standard of conduct.

          10.4 The Company shall not settle any Proceeding or claim in any manner which would impose on Executive any penalty or limitation without Executive’s prior written consent. Neither the Company nor Executive will withhold consent to any proposed settlement unreasonably.

     11. Miscellaneous.

          11.1 Binding Nature of Agreement. This Agreement shall be binding upon the Employer and the Company and shall inure to the benefit of each such party and their successors and assigns, including any transferee of the business operation, as a going concern, in which Executive is employed and shall be binding upon Executive, Executive’s heirs and personal representatives. None of the rights or obligations of Executive hereunder may be assigned or delegated, except that in the event of Executive’s death or Disability, any rights of Executive hereunder shall be transferred to Executive’s estate or personal representative, as the case may be. The Employer may assign its rights and obligations under this Agreement in whole or in part to the Parent Company or the Company without Executive’s prior consent. Any entity into which the Company or the Parent Company is merged, or with which the Company or the Parent Company is consolidated, or which acquires the business of the Company or the Parent Company or the business unit in which Executive is to be principally employed, shall be deemed to be a successor of the Employer, the Company or the Parent Company for purposes hereof.

          11.2 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, except as expressly herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company’s employees generally.

          11.3 Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the date sent), or by confirmed facsimile transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to the Employer or the Company:

Covanta Energy Corporation
40 Lane Road
Fairfield, NJ 07004
Attn: President and CEO
Telephone Number: (973) 882-9000
Facsimile Number: (973) 882-7076

With a copy to:

Covanta Energy Corporation
40 Lane Road
Fairfield, NJ 07004
Attn: General Counsel
Telephone Number: (973) 882-9000
Facsimile Number: (973) 882-7357

And to:

David S. Stone, Esq.
Neal, Gerber & Eisenberg LLP
2 North LaSalle Street
Suite 2200
Chicago, IL 60602
Telephone Number: 312-269-8411
Facsimile Number: 312-269-1747

If to Executive:

Seth Myones

Telephone Number:

With a copy to:

Michael S. Harrington, Esq.
Fox Rothschild, LLP
P.O. Box 673
760 Constitution Drive
Exton, PA 19341
Telephone Number: (610) 458-4957
Facsimile Number: (610) 458-7337

          11.5 Governing Law. This Agreement shall be governed by and construed and in accordance with the internal laws of the State of Delaware without regard to conflicts of laws provisions thereof.

          11.6 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          11.7 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.

          11.8 Waiver. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

          11.10 Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permitted by such court.

[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMPLOYER:

Covanta Projects, Inc.

By:	/s/ Anthony J. Orlando

Anthony J. Orlando, President and CEO

COMPANY:

Covanta Energy Corporation

By:	/s/ Anthony J. Orlando

Anthony J. Orlando, President and CEO

/s/ Seth Myones

Seth Myones, Individually